                                                                   Exhibit 99.01

                              [CEPHEID LETTERHEAD]


FOR IMMEDIATE RELEASE

            CEPHEID REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS

                      Annual product sales increase by 43%

SUNNYVALE, CALIF., FEBRUARY 5, 2003 -- Cepheid (NASDAQ: CPHD) today announced financial results for the quarter and year ended December 31, 2002.

Product sales for the quarter ended December 31, 2002 increased 26% to $3.7 million from $2.9 million in the same quarter of 2001. For the year ended December 31, 2002, product sales increased 43% to $12.4 million from $8.7 million for the year ended December 31, 2001. The increases in product sales for both periods were primarily due to an increase in instrument sales. Total revenues increased 47% to $4.7 million compared to $3.2 million for the same quarter of 2001. For the year ended December 31, 2002, total revenues increased 29% to $14.7 million from $11.4 million for the year ended December 31, 2001 due to the increase in product sales.

The gross margin on product sales for the quarter was 43% compared to 42% for the same period of 2001. For the year ended December 31, 2002, the gross margin on product sales was 29% compared to 27% for the year ended December 31, 2001. Management expects that product gross margin in the fourth quarter of 2002 will be reflective of product gross margins realized during 2003. Total operating costs and expenses, excluding cost of product sales increased by 4% for the quarter ended December 31, 2002 as compared to the same quarter of 2001. For the year ended December 31, 2002, total operating costs and expenses, excluding cost of product sales increased 18% as compared to the year ended December 31, 2001. This increase resulted from the company's increased investment in R&D to bring its fully integrated GeneXpert(R) system to the market and increased investment in sales and marketing, the costs of which contributed to a net loss of $3.5 million, or $0.11 per share for the fourth quarter of 2002, compared to a net loss of $4.2 million, or $0.16 per share for the same quarter in 2001. For the year ended December 31, 2002, the Company reported a net loss of $19.7 million, or $0.70 per share, compared to a net loss of $15.5 million, or $0.60 per share for the year ended December 31, 2001.

As of December 31, 2002 Cepheid's cash and cash equivalents, short-term investments, and restricted cash balance totaled $16.8 million.

Commenting on fourth quarter performance and performance for the year, Chief Executive Officer John Bishop stated:

"We continued to build our product sales momentum during the quarter and demonstrated solid progress on a year-to-year basis. While the bulk of our sales continue to come from the U.S. market, we believe that steps we took during the year will position us to demonstrate progress in our international markets in 2003.

Our European plan discussed in prior releases was completed on schedule in October and implemented in December 2002. The objective of the plan was to better position Cepheid in the European markets and to begin to increase the market share for our Smart Cycler(R) products and pending GeneXpert(R) system. As a result, in December the company formed Cepheid S.A., a wholly owned European subsidiary located outside of Toulouse France. Cepheid S.A. will manage all sales and marketing functions in Europe, the Middle East, South Africa and India. The new subsidiary will also provide operational logistics support in addition to technical support and customer training functions. We have also begun to market on a direct basis in Germany.

Shipments of the Smart Cycler II to the Life Science market began during the fourth quarter. We are pleased by the positive market reception and technical performance of the product thus far.

As recently announced, we have entered into a collaborative agreement with Takara Bio Inc. of Shiga, Japan, under which Cepheid will package and distribute a dry-formulated version of Takara's Taq HS polymerase product that has been optimized for use on the Smart Cycler(R) and GeneXpert(R) systems. OmniMix(TM), packaged in our proprietary bead format, will provide researchers a general use PCR enzyme reagent optimized for use on Cepheid products. This reagent used in combination with other researcher developed target specific reagents is expected to provide a number of performance benefits for researchers running DNA probe based assays. The introduction of this product represents an additional step in line with our strategic plan to become a leading developer, manufacturer, and marketer of integrated instrument systems and tests. We are now in a position to better capitalize on the potential recurring revenue stream opportunity associated with our Smart Cycler installed base.

In the BioThreat market, we announced during the quarter, that the Northrop Grumman led consortium, of which Cepheid is a part, received a contract award from the U.S. Postal Service (USPS) to expand and continue testing of the Bio-Agent Detection System (BDS) being developed by the consortium. Under the pre-production contract BDS units will be installed and tested at 14 USPS facilities. If a full production contract is awarded, the BDS may eventually be deployed at postal service facilities throughout the country.

Our initial entry into the clinical market is progressing as the IDI-Strep
B(TM) test, designed and developed by our joint venture partner, Infectio Diagnostic (IDI), was cleared by the U.S. Food and Drug Administration for commercialization in U.S. markets during the quarter. The test, which runs on our Smart Cycler(R), is intended to be used to detect the presence of Group B Streptococcus (GBS) in pregnant women at the time they enter labor and delivery. IDI-Strep B is the first and currently only test cleared by the FDA that meets the performance criteria for GBS detection set forth in the latest guidelines issued by the Centers for Disease Control and Prevention (CDC). The Smart Cycler facilitates the speed and accuracy of the IDI-Strep B test, by providing a highly accurate result in as little as 30 minutes, during the critical period when detection of GBS may potentially reduce the number of infections and deaths to newborns caused by the bacterium. We currently expect to launch the test in the U.S. market during the first quarter of 2003 utilizing our Cepheid sales force."

2003 OUTLOOK

Commenting on Cepheid's outlook for 2003, Mr. Bishop stated:

"Our expected 2003 milestones include:

-     Implementation of Cepheid SA plans

-     Launch of OmniMix for use on Smart Cycler in the Life Sciences Market

-     Launch of Group B strep test with Smart Cycler in the Clinical Market

-     Obtain USPS BDS production contract

-     Deployment implementation of BDS for USPS

-     Launch of GeneXpert System in the Life Sciences market

-     Launch of OmniMix for GeneXpert in the Life Sciences market

- Establish formal distributor network for markets outside of the U.S., Europe, and the Far East (i.e. Rest of World)


For 2003, we expect to see product sales, excluding any sales associated with any potential USPS BDS production contract, to be in the range of $21.0 million to $26.0 million. We expect net loss to be in the range of $14.9 million to $11.6 million or $0.48 to $0.38 per share, based on actual weighted average shares outstanding of 30.8 million at the end of 2002 and excluding any potential benefit from any USPS production contract. In the event the consortium, in which Cepheid participates, is successful in obtaining a definitive production contract for deployment of the USPS BDS, 2003 total product sales would be expected to be in the range of $35.0 million to $49.0 million. Including any potential USPS BDS production contract, we expect net loss to be in the range of $8.8 million to $4.0 million.

CONFERENCE CALL INFORMATION

Cepheid will host a conference call to discuss the results for the quarter and its future outlook at 4:30 p.m. EST today. The call will be available via web cast live through the Street Events website at www.streetevents.com or through the Cepheid website (www.cepheid.com) investor page at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=CPHD&script=2100.
Interested investors and media can also call 1-877-817-7175 or 703-871-3599 for international calls to listen to the conference call. A replay of the call will be available starting at 6:30 p.m. EST by dialing 1-888-266-2086 or 703-925-2435 for international calls, pass code 6386927 or by accessing the call on our website.

ABOUT CEPHEID

   Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

                                      # # #

      This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to revenue growth, growth in domestic and international markets, future net losses, future gross margins, the status of the potential USPS BDS program, new product introductions, other future Company milestones, target markets and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: whether the Northrop-Grumman led consortium is awarded a BDS production contract by the USPS, the ability of the parties to agree on a contract that is acceptable to all participants, the timing of actual USPS funding and deployment, the rate of environmental testing conducted by the USPS, which will affect the amount of consumable products sold, and whether the system-as-built performs to specifications; the potential need for FDA regulation in the clinical diagnostic markets that Cepheid may target; the ability of Cepheid to bring the IDI-Strep B and OmniMix products to market within projected time frames, and the performance and market acceptance of those products; the potential need to obtain rights and licenses with respect to certain technologies, targets and tests in other markets Cepheid may pursue; Cepheid's reliance on distributors to market, sell and support its products; Cepheid's success in increasing its direct sales; the impact of competitive products and pricing; the ability of Cepheid to manage geographically-dispersed operations; underlying market conditions in the U.S. and in international markets; and development and manufacturing problems, including with respect to the GeneXpert(R) system and reagents. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2001 and "Factors that Might Affect Future Results" in its quarterly reports on Form 10-Q for the first three quarters of 2002, all of which were filed with the Securities and Exchange Commission.

      All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

(FINANCIAL STATEMENTS FOLLOW)


                                     -more-

                                     CEPHEID

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                      (in thousands, except per share data)

                                              THREE MONTHS ENDED               YEAR ENDED
                                                 DECEMBER 31,                 DECEMBER 31,
                                                 ------------                 ------------
                                              2002           2001           2002           2001
                                            --------       --------       --------       --------
Revenues:
  Instrument sales                          $  3,262       $  2,739       $ 11,075       $  8,208
  Reagents and disposables sales                 388            166          1,338            461
                                            --------       --------       --------       --------
     Total Product Sales                       3,650          2,905         12,413          8,669
  License and royalty revenue                     --             70            200            124
  Grant and government sponsored
    research revenue                             993            199          1,838          2,554
    Research and development
      contract revenue                             9             --            203              7
                                            --------       --------       --------       --------
     Total revenues                            4,652          3,174         14,654         11,354
Operating costs and expenses:
  Cost of product sales                        2,094          1,694          8,766          6,330
  Research and development                     3,777          3,911         16,889         15,003
  Selling, general and administrative
    Recurring expenses                         2,261          1,861          8,334          6,727
    Severance expenses                            --             --            238             --
    Total                                      2,261          1,861          8,572          6,727
  Restructuring expenses                         (17)            --            245             --
                                            --------       --------       --------       --------
    Total operating costs and expenses         8,115          7,466         34,472         28,060
                                            --------       --------       --------       --------
Loss from operations                          (3,463)        (4,292)       (19,818)       (16,706)
Interest income (expense), net                   (11)           101             77          1,195
                                            --------       --------       --------       --------
Net loss                                    $ (3,474)      $ (4,191)      $(19,741)      $(15,511)
                                            ========       ========       ========       ========
Net loss per share, basic and
   diluted                                  $  (0.11)      $  (0.16)      $  (0.70)      $  (0.60)
                                            ========       ========       ========       ========
Shares used in computing net loss
  per share, basic and diluted                30,784         26,173         28,203         25,939
                                            ========       ========       ========       ========

                                     CEPHEID

                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                  DECEMBER 31,      DECEMBER 31,
                                                                      2002             2001(1)
                                                                    --------          --------
                                                                  (unaudited)
                                       ASSETS
Current assets:
  Cash and cash equivalents                                        $ 14,505          $ 15,905
  Short term investments                                                 --             8,775
  Restricted cash                                                     2,296               661
  Accounts receivable                                                 3,044             2,020
  Inventory                                                           3,850             3,568
  Prepaid expenses and other current assets                             352               338
                                                                   --------          --------
          Total current assets                                       24,047            31,267
  Property and equipment, net                                         6,144             3,175
  Other assets                                                           --                50
                                                                   --------          --------
          Total assets                                             $ 30,191          $ 34,492
                                                                   ========          ========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                 $  2,367          $    587
  Accrued compensation                                                1,171               778
  Accrued other liabilities                                           2,092             1,399
  Current portion of equipment financing                              1,423             1,029
  Current portion of bank loan payable                                   32                --
  Current portion of deferred rent                                       --                32
                                                                   --------          --------
          Total current liabilities                                   7,085             3,825
Equipment financing, less current portion                             1,629             1,167
Bank loan payable, less current portion                                 364                --
Deferred rent, less current portion                                     355                22

Shareholders' equity:
  Common stock                                                       75,928            65,459
  Additional paid-in capital                                          7,505             7,694
  Deferred stock-based compensation                                    (103)             (833)
  Accumulated other comprehensive loss                                   --                (7)
  Accumulated foreign exchange translation adjustment                     4                --
  Accumulated deficit                                               (62,576)          (42,835)
                                                                   --------          --------
          Total shareholders' equity                                 20,758            29,478
                                                                   --------          --------
          Total liabilities and shareholders' equity               $ 30,191          $ 34,492
                                                                   ========          ========


(1) The balance sheet at December 31, 2001 has been derived from the audited financial statements which are included in the Company's Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission